EXHIBIT 99.1


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                                             Enzo Biochem, Inc.
                                             527 Madison Avenue
                                             New York, NY 10022


FOR IMMEDIATE RELEASE

                     ENZO NAMED SENIOR PARTY IN INTERFERENCE
                FOR PATENT ON BASIC DNA GEL SEQUENCING TECHNOLOGY
                                      ----
   ACTION INVOLVES DNA SEQUENCING PATENT HELD BY CAL TECH AND LICENSED TO ABI
                                      ----

New York, NY, November 16, 2006 - Enzo Biochem, Inc. (NYSE:ENZ) ("Enzo") announced today that the United States Patent and Trademark Office has declared a patent interference between an allowed patent application of its subsidiary, Enzo Life Sciences, Inc., and a patent held by California Institute of Technology ("Cal Tech") and licensed exclusively to Applied Biosystems, Inc., a division of Applera Corporation (NYSE:ABI). The technology involves gel sequencing, which is the primary technique for sequencing DNA.

     An interference is a proceeding brought before the U.S. Board of Patent Appeals and Interferences when a patent and an allowed patent application claim essentially the same invention. The purpose of the proceeding is to determine who is the first inventor and which party owns the patent rights to the invention. Enzo was declared the senior party in this interference because its original application predates by over a year Cal Tech's original application. Cal Tech's U.S. Patent No. 5,821,058 is named in the interference and was issued in 1998.

     This is a very significant development according to Hunton & Williams, counsel for Enzo, because it will decide who owns the rights to DNA gel sequencing.

     "We at Enzo are pleased to be recognized once again for our long term pioneering advances in the genomics field," said Elazar Rabbani, PhD., CEO and Chairman of Enzo Biochem, Inc. "Over the past year, we have successfully obtained significant intellectual property in the form of patents covering microarray technology and DNA labeling, as well as recognition for our priority claims in signal enhancement and isothermal amplification. These developments acknowledge Enzo's leadership position in conceiving, developing and applying fundamental technologies in life sciences," Dr. Rabbani continued.

     As a widely used, fundamental tool of molecular biology, DNA sequencing is the process by which the order of nucleotides in DNA is determined. The technology, in line with Enzo's patent application, involves separation of labeled DNA fragments, which can then be detected to determine their sequences. Through the power of gel-based DNA sequencing, over 20,000 genes were identified and the 3 billion chemical base pairs that make up human DNA were sequenced


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during the 13-year U.S. Human Genome Project. Knowledge of these genes and sequences led to critical understandings of the innermost workings in biology and cellular machinery.

     Gel sequencing is also providing tremendous insights into the molecular basis for many genetic diseases, while at the same time contributing importantly to enormous developments in both diagnostics and therapeutics. DNA sequencing has more recently been applied to molecular diagnostics, forensics and biosecurity.

     According to industry statistics, sales of products related to DNA sequencing exceed $5 billion per year. "While product and instrument sales in this market are substantial, we estimate that this figure is significantly higher when including diagnostic and therapeutic applications of the technology," added Dr. Rabbani.

     In an action commenced in 2004, Enzo sued Applera Corp. (which includes ABI and Celera Genomics), and Tropix, Inc., in Federal district court in New Haven, CT alleging infringement of six patents owned or licensed exclusively to Enzo Life Sciences, Inc. On October 12, 2006, the Federal Judge overseeing the Connecticut case issued a Markman ruling in adopting substantially all of Enzo's position on key patent terms.

ABOUT ENZO

     Enzo Biochem and its subsidiaries (the Company) are engaged in the research, development and manufacture of innovative health care products based on molecular biology and genetic engineering techniques, and in providing diagnostic services to the medical community. The Company's proprietary labeling and detection products for gene sequencing and genetic analysis are sold to the life sciences market throughout the world. The Company's therapeutic division is in various stages of clinical evaluation of its proprietary gene medicine for HIV-1 infection and its proprietary immune regulation medicines for hepatitis, uveitis, Crohn's disease, and for NASH and its associated metabolic syndrome. Pre-clinical research is being conducted on several candidate compounds aimed at producing new mineral and organic bone, including technology that could provide therapy for osteoporosis and fractures, among other applications. The Company also holds a patent covering a method and materials for correcting point mutations or small insertions or deletions of genetic material that would allow for editing and correcting certain abnormalities in genes. The Company owns or licenses over 200 patents worldwide. For more information visit our website www.enzo.com.


Except for historical information, the matters discussed in this news release may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

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Contacts;
   For: Enzo Biochem, Inc.
   Steve Anreder, 212-532-3232       Or    Ed Lewis, CEOcast, Inc., 212-732-4300